                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

          [LETTERHEAD OF GRAND PRIX ASSOCIATION OF LONG BEACH, INC.]

CHRISTOPHER R. POOK
PRESIDENT & CHAIRMAN OF THE BOARD

     October 21, 1996


     Dear Grand Prix Association of Long Beach, Inc. Shareholder:

     You are cordially invited to attend the Grand Prix Association of Long Beach, Inc. Annual Meeting of Shareholders to be held on Monday, December 9, 1996 at 4:00 p.m. local time. The meeting will be held at the Sheraton Hotel, 333 East Ocean Boulevard, Long Beach, California.

     In addition to electing directors and voting upon the retention of Arthur Andersen LLP as the Company's independent public accountants, at this year's meeting, the Company is proposing to change the fiscal year end from June 30 to December 31, which allow you to more easily compare the performance of the Company with our competitors.

     I hope you will be able to attend this year's Annual Meeting. We will report to the shareholders on the fiscal year 1995/96, a challenging and rewarding year, as well as our future strategy for the development of our permanent venues.

     Your vote is very important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible in the enclosed prepaid envelope in order to ensure that your vote is counted. If you attend the meeting, you will, of course, have the right to vote your shares in person.

     Very truly yours,


     Christopher R. Pook

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               December 9, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Grand Prix Association of Long Beach, Inc., a California corporation (the "Company") will be held on Monday, December 9, 1996 at 4:00 p.m. local time, at the Sheraton Hotel, 333 East Ocean Blvd., Long Beach, California for the following purposes:

1. To elect the following nine (9) directors to serve for the term set forth opposite their name, and until their successors are elected.

              Daniel S. Gurney      -  Three-year term
              George S. Pellin      -  Three-year term
              James Sullivan        -  Three-year term
              Neil Matlins          -  Two-year term
              James P. Michaelian   -  Two-year term
              Christopher R. Pook   -  Two-year term
              Joseph F. Ainge       -  One-year term
              Wayne Kees            -  One-year term
              John R. Queen, III    -  One-year term

2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current fiscal year.

3. To approve the change of the Company's fiscal year end from June 30 to December 31.

4. To transact any such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on October 14, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Gemma A. Bannon
                                       Secretary

Long Beach, California
October 21, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE A QUORUM IS PRESENT AND THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS


The enclosed Proxy is solicited on behalf of the Board of Directors of Grand Prix Association of Long Beach, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders ("Annual Meeting") to be held Monday, December 9, 1996 at 4:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Hotel, 333 East Ocean Blvd., Long Beach, California 90802.

The Company's principal executive offices are located at 3000 Pacific Avenue, Long Beach, California 90806. The telephone number is (310) 981-2600.

These proxy solicitation materials were mailed on or about October 21, 1996 to all shareholders entitled to vote at the Annual Meeting.

A COPY OF THE ANNUAL REPORT CONTAINING FORM 10-KSB IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE FORM 10-KSB WILL BE FURNISHED UPON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY PERSON WHO WAS A SHAREHOLDER AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GEMMA A. BANNON, AT 3000 PACIFIC AVENUE, LONG BEACH, CA 90806.


INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

Shareholders of record at the close of business on October 14, 1996 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 3,640,573 shares of the Company's Common stock, and 250,000 shares of the Company's mandatorily redeemable Series B Convertible Preferred shares were issued and outstanding, each share being entitled to one vote at the meeting.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

Every shareholder voting for the election of directors is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters each share is likewise entitled to one vote on each proposal or item that comes before the Annual Meeting.

The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or facsimile.


                     PROPOSAL ONE - ELECTION OF DIRECTORS


ELECTION OF DIRECTORS

The term of office of all present directors of the Company will expire on the day of the Annual Meeting, upon the election of their successors. The Company's amended Bylaws require that the directors be divided into three classes, with each class consisting of no less than three directors. One class is to serve for three years, one class is to serve for two years, and one class is to serve for one year. The amended Bylaws require that at the first meeting of shareholders after adoption of the amended Bylaws at which directors are elected, which is this meeting, directors be elected in the said three classes. The nominating committee has recommended that the directors be elected in the classes as outlined below. At subsequent annual meetings, directors will be elected to hold office for three years.

NOMINEES

Each of the nominees named below is currently a director of the Company and was elected at the last Annual Meeting which was held on October 18, 1995, except for John R. Queen, III, who was elected on April 29, 1996 and Neil Matlins, who was elected on August 19, 1996. Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which first elected as a director of the Company, the business experience of each for at least the past five years, and certain other information concerning each of the nominees.

Three-year term:

Daniel S. Gurney, 65, has been involved with the Company since its inception in 1974 and has served as a Director of the Company since 1975. Since 1964, Mr. Gurney has been the owner and Chief Executive Officer of All American Racers Incorporated of Santa Ana, California, a company that designs race cars. Mr. Gurney is a former professional race car driver.

George S. Pellin, 56, has been a Director of the Company since 1988. Since 1984, Mr. Pellin has been the owner and General Manager of Pellin Automotive Products Company, Inc. which manufactures automotive parts in Los Angeles, California. Mr. Pellin is also the owner of George Pellin & Associates, a company involved in the sale of automotive electrical equipment and parts. Mr. Pellin earned a BS in Business from the University of Southern California in Los Angeles.

James Sullivan, 62, is one of the original shareholders of the Company and has served as a Director of the Company since 1980. Since 1983, Mr. Sullivan has been the owner of S.R.E. Industries, Burbank, California, a company which manufactures souvenir and promotional items with a large presence in the racing community. Mr. Sullivan was educated at the University of Arizona. He has been interested in racing since childhood and ran a Championship USAC Midget team in the late 1970's and early 1980's.

Two-Year Term:

Neil Matlins, 50, became a Director of the Company in August 1996. For the past five years, Mr. Matlins has been President of Matlins Financial Consulting, Inc., the general partner of The Lincoln Fund Tax Advantage LP and the general partner of Lighthouse Capital Management. The funds under the management of Mr. Matlins own 2.8% of the Company's Common stock. Mr. Matlins has been an investor for 30 years and has managed funds for individuals and corporate pension plans for 13 years. Mr. Matlins has served three Illinois governors in appointed positions in budgeting, evaluation and economic analysis. Mr. Matlins earned an MA in Managerial Economics and Demography from Cornell University. He graduated from the University of Virginia in 1968 with honors. He was elected to Phi Beta Kappa and became a Danforth Fellow. He is a member of Rotary International and a fellow of the Society for Values in Higher Education.

James P. Michaelian, 53, has been a Director of the Company since 1975, and has been employed by the Company since its inception in 1974 in various executive capacities. He has served as Executive Vice President of the Company since 1988, and Chief Operating Officer since May 1996. Mr. Michaelian also serves as the Executive Producer of Grand Prix Teleproductions, a division of the Company that is responsible for providing television broadcast services for the Grand Prix of Long Beach on ABC and ESPN. Mr. Michaelian holds an MBA from University of California, Los Angeles.

Christopher R. Pook, 55, founded the Company and has served as Chairman of the Board of Directors, Chief Executive Officer and President since its inception in 1974. Mr. Pook is also a member of the Board of Governors of the California State University, Long Beach, and a California delegate appointed by President Clinton to the White House Conference on Travel and Tourism. Mr. Pook is the immediate past Chairman of the Greater Los Angeles World Trade Center Association. Mr Pook is one of the original developers of the concept of modern-day racing through city streets in the United States.

One-Year Term:

Joseph F. Ainge, 67, has been a Director of the Company since 1975. Mr. Ainge has been Vice President of the Prime Electro Products Company, a distributor of electronic components, since 1990. Mr. Ainge earned a BS in Business Management and Marketing from the University of Utah in Salt Lake City.

Wayne Kees, 73, has served as a Director of the Company since 1975. Mr. Kees has been retired for more than five years. Mr. Kees also serves as a member of the Board of Directors of Goodrich Petroleum Corporation and Sizzler International.

John R. Queen, III, 31, has served as a Director of the Company since April, 1996. Since 1991, Mr. Queen has been employed as a trader and analyst for Capital Research and Management Company, a money management firm based in Los Angeles, California. Mr. Queen holds a BS in Industrial Management from Purdue University.


COMPENSATION OF DIRECTORS

Prior to June 1996, non-employee directors received compensation of $500 per board meeting attended, $500 per committee meeting attended, and stock options. In December 1993, 149,395 shares of Common stock from the 1993 Stock Option Plan (4,250 pre-split) (See Note 8 to Notes to Consolidated Financial Statements) were set aside to be granted to the ten then existing non-employee directors in consideration of their past service to the Company. Each of those directors was granted an option to purchase one-tenth of the shares held in the pool, contingent upon their attendance at four board meetings a year. Options granted to the directors were granted at an exercise price of $1.09 per share and were to vest over the subsequent five year period at a rate of 20% per year commencing December 1994. None of the options has been exercised by existing or retired directors. Stock Option Agreements under the 1993 Stock Option Plan further provided that if any director were asked to resign, his or her options would become immediately vested. The Company further agreed to compensate those directors by paying them the consideration necessary to exercise the 20% of the options which vested in December 1995. Of the ten then-existing non-employee directors, five are still board members and each has forty percent of his options vested. The retired non-employee directors are still eligible to exercise their options, all of which immediately vested upon resignation.

The Company has no plans to compensate any director in the future in excess of $500 per meeting attended and $500 per committee meeting attended, except that previously granted options will continue to vest 20% per year for those directors who received them, provided they attend four meetings a year.


BOARD MEETINGS

During fiscal year end June 30, 1996, the Board met in person five times. All incumbent directors attended 80% or more of the meetings of the Board and of the Committees upon which they served during their term of office.


COMMITTEES OF THE BOARD

Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the independent public accountants' plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee currently consists of Messrs. Queen, Pellin and Ainge, all of whom are currently Directors of the Company.

Nominating Committee. The Nominating Committee selects and nominates qualified persons to serve as directors of the Company. The Nominating Committee currently consists of Messrs. Pook, Kees, Gurney and Ainge. Mr. Pook is currently an officer and Director of the Company and Messrs. Kees, Gurney and Ainge are currently Directors of the Company.

Compensation Committee. The Compensation Committee determines the annual compensation of executive officers and key employees of the Company. The Compensation Committee currently consists of Messrs. Sullivan, Kees and Ainge, none of whom are officers or employees of the Company.

Stock Option Committee. The Stock Option Committee administers the Company's 1993 Stock Option Plan and its 1996 Employee and Director Stock Incentive Plan. The Committee determines who are to receive grants under these plans and the terms of all grants subject to the applicable provisions of the plans. The Stock Option Committee currently consists of Messrs. Pook, Michaelian, Kees, Queen, Gurney and Pellin, all of whom are Directors of the Company. Messrs. Pook and Michaelian are also officers of the Company.

Executive Committee. The Executive Committee has and exercises all of the powers and authority of the Board in the management of the business and affairs of the Company that may lawfully be delegated to it by the Board. The Executive Committee does not have the power to amend the Certificate of Incorporation or Bylaws of the Company, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of all or substantially all of the property and assets of the Company or the dissolution of the Company, to declare a dividend or authorize the issuance of stock, or to file bankruptcy. The Executive Committee currently consists of Messrs. Pook, Michaelian, Kees, Queen, Gurney and Pellin. Messrs. Pook and Michaelian are the CEO and COO respectively and all of the committee members are Directors of the Company.


APPROVAL BY SHAREHOLDERS

The nine nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company's directors to serve for the terms set forth above. So long as the Company is a "listed" corporation within the meaning of Section 301.5 of the California Corporations Code, the Company's Bylaws provide for the automatic elimination of cumulative voting. Unless otherwise instructed, the proxy holder will vote proxies received by her FOR the nine nominees named above. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

                                 PROPOSAL TWO
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


SELECTION OF ARTHUR ANDERSEN LLP

The accounting firm of Arthur Andersen LLP serves the Company as its independent public accountants and has done so for three years. A representative from Arthur Andersen LLP will be at the Annual Meeting to answer any questions that arise.


APPROVAL BY SHAREHOLDERS

The affirmative vote of at least a majority of the outstanding shares present and entitled to vote at the meeting is required for confirmation of the appointment of the independent pubic accountants for the current fiscal year. Unless instructed otherwise, the proxy holder will vote proxies held by her FOR this resolution. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.



                                PROPOSAL THREE
                   CHANGE OF FISCAL YEAR END TO DECEMBER 31


THIS PROPOSAL IS TO CHANGE THE COMPANY'S FISCAL YEAR END FROM JUNE 30 TO DECEMBER 31

As the Company has begun its transition from a single event/single venue business to a year-round, three-venue company, it becomes practical to adopt a calendar year fiscal year. Because the racing season is from March through October, changing the fiscal year end from June 30 to December 31 will provide a better point of reference for comparative analysis of actual and projected events within a racing season. This change will require the Company to file a six-month transition report on Form 10-KSB for the period of July 1, 1996 through December 31, 1996.


APPROVAL BY SHAREHOLDERS

This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek the affirmative vote of a majority of the shares represented and voting at the Annual Meeting with respect to this change. Unless instructed otherwise, the proxy holder will vote proxies held by her FOR this resolution. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


PRINCIPAL SHAREHOLDERS

The following table sets forth ownership of the Company's voting securities as of September 25, 1996 by (i) each person or group who is known by the Company to own beneficially more than 5% of the outstanding shares of each class of voting securities, (ii) each director, nominee director and named executive officer and
(iii) all executive officers, significant employees and directors as a group.

                                                                AMOUNT AND
                                                                ----------
                                                                NATURE OF             PERCENTAGE OF
                                                                ---------             -------------
                                              TITLE             BENEFICIAL               CLASS
                                            --------            ----------               -----
NAME OF BENEFICIAL OWNER(3)                 OF CLASS            OWNERSHIP(1)         OUTSTANDING (2)
--------------------------                  --------            ----------           ---------------
Christopher R. Pook(4)                       Common               445,786                12.0%
James P. Michaelian(5)                       Common               219,979                 6.0%
Dwight R. Tanaka(6)                          Common                76,034                 2.1%
Michael S. Clark(7)                          Common                44,882                 1.7%
Marlene A. Davis(7)                          Common                12,692                 0.4%
Joseph Ainge(8)                              Common                52,003                 1.4%
Daniel S. Gurney(8)                          Common                88,818                 2.4%
Wayne Kees(8)                                Common                52,003                 1.4%
George Pellin(8)                             Common                65,172                 1.8%
John R. Queen, III(9)                        Common                35,570                 1.0%
James Sullivan(8)(10)                        Common                62,003                 1.7%
Neil Matlins (11)                            Common               102,225                 2.8%
Memphis International Motorsports       Series B Preferred        250,000               100.0%
    Park, Inc. (12)
All executive officers, significant          Common             1,303,872                33.9%
 employees and directors
   as a group (16 persons) (13)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from September 25, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Based on 3,640,575 shares of Common stock outstanding, and 250,000 shares of Series B Convertible Preferred stock outstanding.

(3) Unless otherwise noted, the address for each person listed is 3000 Pacific Avenue, Long Beach, California 90806. Unless otherwise noted, each person has sole voting and investment power over the shares of Common stock or mandatorily redeemable Series B Convertible Preferred stock listed opposite his or her name, subject to community property laws where applicable.

(4) Includes options to purchase 69,774 shares of Common stock exercisable within 60 days. Includes 65,805 shares of Common stock owned by Ellen Pook, the spouse of Mr. Pook.

(5) Includes options to purchase 43,480 shares of Common stock exercisable within 60 days.

(6) Includes options to purchase 20,830 shares of Common stock exercisable within 60 days.

(7) Includes options to purchase 12,692 shares of Common stock exercisable within 60 days.

(8) Includes options to purchase 5,976 shares of Common stock exercisable within 60 days.

(9) Excludes an aggregate of shares of Common stock owned by Mr. Queen's father, grandmother and brother, of which shares Mr. Queen disclaims beneficial ownership.

(10) Includes 7,114 shares of Common stock owned by the spouse of Mr. Sullivan, also includes 41,799 shares of Common stock held by Mr. Sullivan as Trustee of the SRE Industries Pension Trust.

(11) Includes 61,600 shares of Common stock held by the Lincoln Fund, 18,750 shares of Common stock held by the Lincoln Fund Tax Advantage LP, 15,625 shares of Common stock held by the Gordon Fund and 6,250 shares of Common stock held by Matlins Financial Consulting Inc. Profit Sharing Plan which are managed by Mr. Matlins.

(12) Represents shares transferred to the seller as part of the consideration for the purchase of Memphis Motorsports Park. Mandatorily redeemable Series B Convertible Preferred shares are entitled to be voted in the same manner as Common stock.

(13) Includes all executive officers and significant employees of the Company, current directors and nominee directors.



EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE COMPANY

Christopher R. Pook, founded the Company in 1974 and has since been the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. In addition, Mr. Pook currently serves as a member of the Board of Governors of the California State University, Long Beach, is a California delegate appointed by President Clinton to the White House Conference on Travel and Tourism and is immediate past Chairman of the Greater Los Angeles World Trade Center Association. Mr. Pook is one of the original developers of the concept of modern-day racing through city streets in the United States.

James P. Michaelian, has been employed by the Company since its inception in 1974 in various executive capacities and has been the Executive Vice President of the Company since 1988, Chief Operating Officer since May 1996 and a Director since 1975. Mr. Michaelian also serves as the Executive Producer of Grand Prix Teleproductions, a division of the Company which is responsible for providing television broadcast services for the Grand Prix on ABC and ESPN. Mr. Michaelian holds an MBA from University of California, Los Angeles.

Dwight R. Tanaka has been employed by the Company for the past 19 years and has been the Vice President of Operations of the Company since 1984. In addition, Mr. Tanaka is the Chief Operating Officer of the Company's subsidiary responsible for the grandstand rental and installation business.

Michael S. Clark has been employed by the Company since 1988 and has served as Vice President of Marketing for the Company since 1991. Mr. Clark also serves as the Director of Marketing for Competitive Promotional Solutions, a division of the Company responsible for providing promotion, marketing and public relations services primarily for organizations involved in the motorsports industry. Mr. Clark holds a BS degree in Communications from the University of Texas.

Marlene A. Davis has been the Chief Financial Officer of the Company since 1993. During 1992, Ms. Davis served as a financial consultant for Ron Harding Moving & Service Company. From 1989 to 1991, Ms. Davis was the Chief Financial Officer of HemoCue, a medical instrument distribution company. Ms. Davis holds a BS degree in Business Administration from the University of Southern California.

Richard W. Lalor, Jr. has served as Vice President of Communications/Public Relations for the Company since January 1995. From 1992 to 1994, Mr. Lalor was responsible for motorsports public relations work for Nissan Motor Corporation USA. From 1987 to 1991, Mr. Lalor was Director of Communications for the National Hot Rod Association.

Gemma A. Bannon has been the Corporate Secretary of the Company since 1990 and Executive Assistant to the President of the Company since 1982.

Rodney G. Wolter was retained by the Company in October 1995 to serve as General Manager of Gateway International Raceway and to supervise the planned redevelopment of the Gateway facility. Since June 1996, he has been a Vice President of the Company. From 1987 to 1994, Mr. Wolter served as Manager of the Nebraska Motorplex in Scribner, Nebraska and was responsible for the operations of that motorsports facility. From 1962 to February 1993, Mr. Wolter served as a construction project manager for Kiewit Construction in Omaha, Nebraska.

Todd Bridges joined the Company in June 1996 to serve as General Manager of the Memphis Motorsports Park. From 1991 to 1996, Mr. Bridges was the owner of Binex Outsourcing Services which provided management consulting services to various businesses, including Kansas City International Raceway, where he was Marketing/Operations Manager from 1988-1991. Mr. Bridges has been involved in motorsports for 20 years.


EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the last three fiscal years by the Company's Chief Executive Officer and the Company's other three most highly compensated executive officers (the "Named Officers") whose total annual salary and bonus exceeded $100,000 during the fiscal year ended June 30, 1996.


                          SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
       (a)                              (b)        (c)        (d)          (e)

                                                                           OTHER
                                                                           ANNUAL
                                       FISCAL    SALARY      BONUS     COMPENSATION (1)
NAME AND POSITION                       YEAR       ($)        ($)           ($)
-------------------------------------------------------------------------------------------
Christopher R. Pook                     1996    $185,390    $112,194       $ -
Chairman, CEO and President             1995     172,620     105,561         -
                                        1994     157,560     107,766         -

James P. Michaelian                     1996     153,586      69,283         -
Chief Operating Officer                 1995     141,173      66,127         -
                                        1994     131,280      75,835         -

Dwight R. Tanaka                        1996     100,096      37,074         -
V. P. Operations                        1995      94,814      31,850         -
                                        1994      91,152      34,291         -

Michael S. Clark                        1996      72,400      49,680         -
V. P. Marketing                         1995      65,975      40,425         -
                                        1994      62,450      30,312         -
===========================================================================================




                                                                   Long-Term Compensation

                                                             Awards                      Payouts
       (a)                              (b)           (f)              (g)                  (h)              (i)


                                                   RESTRICTED       SECURITIES           LONG-TERM        ALL OTHER
                                                     STOCK          UNDERLYING           INCENTIVE         COMPEN-
                                       FISCAL      AWARDS (2)     OPTIONS/SAR'S (2)      PAYOUTS (2)      SATION (3)
NAME AND POSITION                       YEAR          ($)              (#)                  (S)              ($)
-----------------------------------------------------------------------------------------------------------------------------
Christopher R. Pook                     1996         $ -                -                  $ -              $3,510
Chairman, CEO                           1995           -                -                    -                -
and President                           1994           -             174,235                 -                -

James P. Michaelian                     1996           -                -                    -               3,810
Chief Operating Officer                 1995           -                -                    -                -
                                        1994           -             108,700                 -                -

Dwight R. Tanaka                        1996           -                -                    -                -
V. P. Operations                        1995           -                -                    -                -
                                        1994           -              52,075                 -                -

Michael S. Clark                        1996           -                -                    -               3,498
V. P. Marketing                         1995           -                -                    -                -
                                        1994           -              31,729                 -                -
==============================================================================================================================

(1) The aggregate amount of perquisites and other personal benefits, premiums for health, life and disability insurance, securities or property, given to each of the Named Officers valued on the basis of aggregate incremental cost to the Company was less than either $50,000 or 10% of such officer's total annual salary and bonus during each of these years.

(2) There were no grants of stock options, stock appreciation rights, or stock options granted in tandem with stock appreciation rights made by the Company during its fiscal years ended June 30, 1996 or 1995 to the Named Officers. The number of stock option grants identified in column (g) above includes both exercisable and unexercisable stock options which were granted during the Company's fiscal year ended June 30, 1994 as described under the 1993 Stock Option Plan detailed below. There were no exercises by any of the Named Officers of any stock options, stock appreciation rights or stock options granted in tandem with stock appreciation rights during the fiscal years ended June 30, 1996, 1995 or 1994.

(3) The amounts reported consist of matching contributions by the Company pursuant to its 401(k) Plan.


EMPLOYMENT AGREEMENTS

The Company has entered into an Employment Agreement dated as of May 16, 1996 with Christopher R. Pook to serve as the President and Chief Executive Officer of the Company through May 16, 2001 (the "Pook Employment Agreement"). Pursuant to the Pook Employment Agreement, Mr. Pook is to receive an initial base salary of

$225,000 per year, which salary may be increased from time to time by the Board of Directors. Mr. Pook is also entitled to participate in any bonus plan, stock option plan or any other employee benefit or compensation plan that the Company may have in effect from time to time. If Mr. Pook's employment is terminated as a result of a change in control of the Company, or otherwise terminated without cause by the Company, Mr. Pook will be entitled to receive a severance payment equal to 30 months of his full base salary, accelerated vesting of all outstanding stock options and other benefits, continued participation in all benefit plans for a period of 12 months following his termination and legal fees incurred by Mr. Pook with respect to contesting the termination of his employment agreement or securing performance of the terms of his employment agreement. The Pook Employment Agreement provides that the Company will indemnify Mr. Pook against any acts or omissions made by him in good faith while performing services for the Company.

The Company has entered into an Employment Agreement dated as of May 16, 1996 with James P. Michaelian to serve as the Chief Operating Officer of the Company through May 16, 2001 (the "Michaelian Employment Agreement"). Pursuant to the Michaelian Employment Agreement, Mr. Michaelian is to receive an initial base salary of $175,000 per year, which salary may be increased from time to time by the Board of Directors. Mr. Michaelian is also entitled to participate in any bonus plan, stock option plan or any other employee benefit or compensation plan which the Company may have in effect from time to time. If Mr. Michaelian's employment is terminated as a result of a change in control of the Company, or otherwise terminated without cause by the Company, Mr. Michaelian will be entitled to receive a severance payment equal to 30 months of his full base salary, accelerated vesting of all outstanding stock options and other benefits, continued participation in all benefit plans for a period of 12 months following his termination and legal fees incurred by Mr. Michaelian with respect to contesting the termination of his employment agreement or securing performance of the terms of his employment agreement. The Michaelian Employment Agreement provides that the Company will indemnify Mr. Michaelian against any acts or omissions made by him in good faith while performing services for the Company.

The Company also has employment agreements with other members of the senior management team, each of which provides that in the event the Company terminates the employment of the employee, the Company shall pay 60 days severance to the employee plus all outstanding bonus incentives due to the employee.


STOCK OPTION AND STOCK INCENTIVE PLANS

1996 Employee and Director Stock Incentive Plan.   In May 1996, the Board of
Directors and shareholders of the Company approved the Company's 1996 Employee and Director Stock Incentive Plan (the "1996 Plan"). The 1996 Plan was adopted in order to enable the Company to attract, retain and motivate key employees and directors by providing for or increasing the proprietary interests of such persons in the Company.

All employees and directors of the Company are eligible to participate in the 1996 Plan. The 1996 Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"). Pursuant to the 1996 Plan, the Committee may grant, without limitation, any of the following awards to employees or directors: shares of Common stock or any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security (an "Award"). Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The Committee, in its sole discretion, determines all of the terms and conditions of each Award granted under the 1996 Plan.

An aggregate of 400,000 shares of Common stock have been reserved for issuance in connection with Awards made to employees and directors under the Plan. The Plan is effective for a period of 10 years, through May 2006. The Board of Directors of the Company may amend or terminate the 1996 Plan at any time and in any manner; provided, however, that no such amendment or termination may terminate or modify any Award previously granted under the Plan without the consent of the recipient of the Award. As of June 30, 1996, no grants of Awards have been made under the 1996 Plan.

1993 Stock Option Plan.   In December 1993 the Company adopted its 1993 Stock
Option Plan (the "1993 Plan"), which was approved and adopted by the Board of Directors and shareholders of the Company. The 1993 Plan is administered by the Stock Option Committee, but no further options will be granted under the 1993 Plan. The 1993 Plan was terminated in early 1996.

The exercise price of options granted to optionees under the 1993 Plan had to be equal to the fair market value of a share of Common stock on the date the option was granted (110% with respect to optionees who own at least 10% of the outstanding Common stock). All options granted under the 1993 Plan are non-qualified stock options.

Options to purchase an aggregate of 602,451 shares of Common stock have been granted under the 1993 Plan, all of which options (except for options to purchase 31,729 shares of Common stock which were granted in January 1995), were granted in December 1993 at an exercise price of $1.09 per share. None of the options so granted have yet been exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY END OPTION/SAR VALUES

 (a)                                 (b)              (c)               (d)                                (e)

                                   SHARES
                                  ACQUIRED                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED IN-
                                     0N           VALUE            UNDERLYING UNEXERCISED            THE-MONEY-OPTIONS/SARs
                                  EXERCISE       REALIZED         OPTIONS/SARs AT FY END(#)              AT FY END($)

          Name                       (#)           ($)          Exercisable     Unexercisable     Exercisable      Unexercisable
          ----                      ----           ----         -----------     -------------     -----------      -------------
Christopher R. Pook                   0            $ 0             69,774          104,461          $586,802         $880,199
Chairman, CEO and  President

James P. Michaelian                   0              0             43,480           65,220           365,667          548,500
Chief Operating Officer

Dwight R. Tanaka                      0              0             20,830           31,245           175,180          262,770
V.P. Operations

Michael S. Clark                      0              0             12,691           19,038           106,740          160,110
V.P. Marketing



401(k) PLAN

On November 1, 1995, the Company adopted a 401(k) Plan (the "401(k) Plan") pursuant to which employees who have completed at least one year of service with the Company if hired after November 1, 1995, and meet certain other eligibility requirements may contribute, on a pre-tax basis, a percentage of the employee's total annual income from the Company, subject to certain Internal Revenue Code limitations. The Company may make matching contributions to the 401(k) Plan in its discretion, and for the first two years the Company has committed to make a matching contribution equal to 25% of employee contributions. All contributions are allocated to the employee's individual account. Contributions made by the Company to the 401(k) Plan vest 100% after the employee has been employed for five years.


BONUS PLAN

Since 1990, the Company has had in effect a three tier bonus plan in which year-round, full time employees are eligible to participate (the "Bonus Plan"). In the first tier of the Bonus Plan a bonus is paid based on the Company's marketing department having surpassed its projected earnings for the Grand Prix event. This bonus is allocated among the members of the Company's marketing department as well as among the employees participating in the third tier of the Bonus Plan. The second tier of the Bonus Plan offers incentives to employees for bringing new business into the Company unrelated to the Grand Prix of Long Beach. Employees in all departments of the Company are eligible to participate in the second tier of the Bonus Plan. The third tier of the Bonus Plan is based on the general profitability of the Company overall, and, with the exception of the Company's marketing department employees, all employees are eligible to participate in this third tier of the Bonus Plan; however, the senior executive officers of the Company receive most of the bonus compensation from this third tier of the Bonus Plan. Before any bonus is payable under the third tier of the Bonus Plan, the Company's pre-tax profits for the year in which the bonus is to be calculated must exceed the average of 75% of the pre-tax profits of the three previous years. In the Company's fiscal year ended June 30, 1996 an aggregate of $421,579 or approximately 18.5% of the Company's pre-tax profits were distributed pursuant to the Company's Bonus Plan. The Bonus Plan may be terminated or modified at any time in the sole discretion of the Company.


LIMITATION OF LIABILITY

The Company's Articles of Incorporation and Bylaws contain provisions limiting the personal liability of directors to the Company or its shareholders and indemnifying directors, officers, employees and agents of the Company for actions, in their capacity as such, to the fullest extent permitted by law. In August 1994, each of the then-existing non-employee directors of the Company entered into an indemnification agreement with the Company pursuant to which the Company has agreed to indemnify the non-employee directors against expenses incurred by the non-employee director arising out of any act or omission of the director arising out of his or her duties as a director of the Company. The Company anticipates that it will enter into similar agreements with non-employee directors of the Company who became directors of the Company after August 1994. Further, each of the Pook Employment Agreement and Michaelian Employment Agreement provides that the Company shall indemnify and hold harmless Messrs. Pook and Michaelian against any acts or omissions made by them in good faith while performing services for the Company. The Company has a directors and officers liability insurance policy.

At present there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of copies of such reports received or written representations from certain reporting persons, the Company believes that it complied with all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders during the fiscal year ended June 30, 1996, except for the inadvertent late filing of the Forms 4 and 5 for June, 1996 by Directors James Sullivan and George Pellin, and by executive staff members, Rodney Wolter and Todd Bridges.


                         ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1996 including audited financial statements has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.


                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Secretary of the Company no later than February 1, 1997 in order to be included in the proxy solicitation materials relating to that meeting.


                                 OTHER MATTERS

The Board of Directors knows of no other business to be transacted at the Annual Meeting of shareholders, but if any other matters do come before the meeting, it is the intention of the person named in the accompanying proxy to vote or act with respect to them in accordance with her best judgment.

                                      By Order of the Board of Directors

                                      /s/ Gemma A. Bannon

                                      Gemma A. Bannon, Secretary

PROXY
                                REVOCABLE PROXY

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                ANNUAL MEETING OF SHAREHOLDERS--DECEMBER 9, 1996

  The undersigned shareholder(s) of the Grand Prix Association of Long Beach, Inc. ("GPALB") hereby nominates, constitutes and appoints Gemma A. Bannon, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of GPALB which the undersigned is entitled to vote at the Annual Meeting to be held at the Sheraton Hotel, 333 E. Ocean Blvd., Long Beach, CA, on Monday, December 9, 1996, at 4:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

  1. ELECTION OF DIRECTORS FOR THE TERMS SET FORTH IN THE NOTICE OF ANNUAL
     MEETING

      FOR ALL NOMINEES LISTED              FOR ALL NOMINEES
      BELOW [_]                            LISTED EXCEPT [_]

         ------------------------------------------------------------
 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line above.)

   D. Gurney, G. Pellin, J. Sullivan, N. Matlins, J. Michaelian, C. Pook,
                          J. Ainge, W. Kees, J. Queen

  2. To ratify the Board's selection of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. To ratify the Board's resolution to change the Company's fiscal year end from June 30 to December 31.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

                     PLEASE SIGN AND DATE ON REVERSE SIDE.

  4. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

   THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "FOR" 1, 2, AND 3 UNLESS OTHERWISE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                                 Dated: ________________________


                                                 -------------------------------
                                                    (Signature of Shareholder)


                                                 -------------------------------
                                                       (Please Print Name)

                                                 (Please date this Proxy and
                                                 sign your name as it appears
                                                 on your stock certificates.
                                                 Executors, administrators,
                                                 trustees, etc., should give
                                                 their full titles. All joint
                                                 owners should sign.)

                                                 Check if you plan to attend
                                                 the meeting ___